UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Pineapple Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As previously disclosed, on December 14, 2023, Pineapple Energy Inc. (the “Company”) held its 2023 Annual Meeting of Shareholders (the “Annual Meeting”). At the Annual Meeting, the Company’s shareholders voted on seven proposals. Two of the proposals, Proposal 3 and Proposal 5, did not receive sufficient votes for approval at the Annual Meeting. As a result, and pursuant to the approval of Proposal 7 (the proposal permitting one or more adjournments of the Annual Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve any of the proposals at the time of the Annual Meeting), the Company adjourned the Annual Meeting with respect to Proposals 3 and 5. The reconvened Annual Meeting will be held on Friday, December 29, 2023 at 9:00 a.m. Central Time via live webcast at www.virtualshareholdermeeting.com/PEGY2023.

The proposals that will be considered at the reconvened Annual Meeting are:

•	Proposal 3: To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 75,000,000 to 112,500,000; and

•	Proposal 5: To approve a reverse stock split of the outstanding shares of the Company’s common stock, at a ratio within a range of 1-for-2 to 1-for-15, as determined by the Board of Directors.

These proposals are described in detail in the Company’s definitive proxy statement for the Annual Meeting filed with the Securities and Exchange Commission on November 3, 2023 (the “Proxy Statement”).

During the period of the adjournment, the Company will continue to solicit votes from its shareholders with respect to Proposal 3 and Proposal 5. Shareholders who have already submitted their proxy do not need to resubmit their proxy. Proxies previously submitted in respect of Proposals 3 and 5 for the Annual Meeting will be voted at the reconvened Annual Meeting as indicated therein, unless properly revoked in accordance with the procedures described in the Proxy Statement. The record date for determining shareholders eligible to vote at the reconvened Annual Meeting will remain the close of business on October 30, 2023.

The Company has engaged Morrow Sodali LLC (“Morrow”) to assist it in soliciting proxies for the reconvened Annual Meeting. The Company will pay Morrow a base fee of $10,000, plus reasonable out-of-pocket expenses.

Proposal 3 must be approved by the affirmative vote of at least a majority of the outstanding shares of the Company’s common stock. Abstentions and broker non-votes will have the same effect as votes cast against Proposal 3. Proposal 3 is considered “non-routine,” and therefore if you hold your shares in street name and do not provide voting instructions to your broker or nominee, your broker or nominee may not vote your shares with respect to Proposal 3 (known as “broker non-votes”).

Proposal 5 must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of the Company’s common stock. Abstentions and any broker non-votes will have the same effect as votes cast against the proposal. However, there should not be any broker non-votes with respect to Proposal 5. The Company has been informed that Proposal 5 is considered “routine,” and therefore if you hold your shares in street name and do not provide voting instructions to your broker or nominee, your broker or nominee is permitted to vote your shares on Proposal 5.